Exhibit 99.4

PRELIMINARY PROXY CARD Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.proxypush.com/tick
Use the Internet to vote your proxy until 11:59 p.m. (CT) on [•].
PHONE – [1-866-883-3382]
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on [•].

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Please detach here

The Board of Directors Recommends a Vote FOR Proposals 1, 2 and 3.

1.

To approve and adopt the Agreement and Plan of Merger, dated as of September 7, 2015, by and among Media General, Inc., Montage New Holdco, Inc., Montage Merger Sub 1, Inc., Montage Merger Sub 2, Inc. and Meredith Corporation, as it may be amended from time to time (the “merger agreement”).

		☐	For	☐	Against	☐	Abstain

2.	To approve, on a non-binding and advisory basis, the compensation that may be paid or become payable to Meredith’s named executive officers in connection with the transactions contemplated by the merger agreement.	☐	For	☐	Against	☐	Abstain

3.	To approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the proposal to approve and adopt the merger agreement.	☐	For	☐	Against	☐	Abstain

[THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.]

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

MEREDITH CORPORATION

SPECIAL MEETING OF SHAREHOLDERS

[•],[•],[•]

[•] Central Time

1716 Locust Street

Des Moines, IA 50309

Meredith Corporation 1716 Locust Street Des Moines, IA 50309	Common Stock	proxy

This proxy is solicited by the Board of Directors for use at the Special Meeting on [•],[•].

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

By signing the proxy, you revoke all prior proxies and appoint Stephen M. Lacy, D. Mell Meredith Frazier and Frederick B. Henry, or any of them with full power of substitution, to vote your shares on the matters shown on the reverse side and, in their discretion, any other matters which may come before the Special Meeting and all adjournments.

Voting Instructions to Trustee of the Meredith Corporation Employee Stock Purchase Plan of 2002 and/or Trustee of the Meredith Savings and Investment Plan

If you are a participant in the Meredith Corporation Employee Stock Purchase Plan of 2002 and/or the Meredith Savings and Investment Plan, you have the right to give instructions to the Plan Trustee(s) as to the voting of certain shares of Meredith Corporation common stock allocated to your account. The voting of those shares will occur at the Special Meeting of Shareholders or at any adjournment or postponement thereof. Please indicate your voting choices on this card, sign and date it and return it promptly in the enclosed postage-paid envelope. If your instructions are not received at least five (5) days prior to the Special Meeting, or if you do not respond, shares held in your account for which a proxy is not received may be voted on certain matters in the discretion of the Trustee(s) and in accordance with the Employee Retirement Income Security Act of 1974 (ERISA).

See reverse for voting instructions.